UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     November 10, 2009

IVANHOE ENERGY INC.
(Exact name of registrant as specified in its charter)

Yukon, Canada
(State or other jurisdiction of incorporation)

000-30586	98-0372413
(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 654 – 999 Canada Place Vancouver, British Columbia, Canada	V6C 3E1
(Address of principal executive offices)	(Zip Code)
(604) 688-8323
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
7 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
7 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 13, 2009, Ivanhoe Energy Inc. (“Ivanhoe Energy” or the “Company”) announced that Mr. W. Gordon Lancaster, Chief Financial Officer (“CFO”), would retire effective as of November 15, 2009.

Ivanhoe Energy also announced that Mr. Gerald Schiefelbein, age 51, has been appointed to become CFO of Ivanhoe Energy effective as of November 15, 2009. Mr. Schiefelbein brings to Ivanhoe Energy 23 years of finance experience in the international oil and gas industry, having worked in North America, Europe and the Middle East with the BP Group and Amoco. His extensive international experience is an excellent match with the Company’s own profile as the Company proceeds with the execution of its international development plans for HTL heavy oil and other oil and gas projects.

From September 2003 until June 2006, Mr. Schiefelbein was the Controller for the Corporate Centre of BP plc. From October 2007 until recently, Mr. Schiefelbein was Chief Financial Officer with Chicago-based BP Integrated Supply & Trading (“BP”), where he led the finance department for BP’s crude and oil-products supply and trading operations in the Americas.

The determination was made by the Board of Directors of Ivanhoe Energy (the “Board”), effective November 10, 2009, for Mr. Schiefelbein to serve as CFO, pursuant to an Employment Agreement (the "Employment Agreement"), such employment to begin on November 15, 2009. Mr. Schiefelbein is to receive a base salary of Cdn.$260,000 per year (the “Base Salary”), and is eligible for annual bonus awards calculated as a percentage of his Base Salary. Such bonus awards are determined by the Board of Directors of the Company (the “Board”) in its discretion, on the advice of the President and Chief Executive Officer and the Compensation Committee (the “Compensation Committee). Mr. Schiefelbein will also receive an initial grant of incentive stock options exercisable to purchase up to 200,000 common shares of Ivanhoe Energy pursuant to the Company’s Executives’ and Directors’ Equity Incentive Plan (the "Plan") at a price per common share determined in accordance with the terms of the Plan. Such options will vest and become exercisable in an amount of 50,000 common shares as of the first anniversary of the Commencement Date (as defined in the Employment Agreement), with a further 50,000 to become exercisable at each of the second, third and fourth anniversaries of the Commencement Date. Subject to earlier termination pursuant to the terms of the Plan, any such options that remain unexercised as of the seventh anniversary of the Commencement Date will expire. In addition, the Board may, in its discretion and on the advice of the Compensation Committee, grant additional incentive stock options to Mr. Schiefelbein.

In the event a Change of Control (as such term is defined in the Employment Agreement) occurs and the Employment Agreement is terminated by Ivanhoe Energy within twelve months of such Change of Control, Mr. Schiefelbein will be entitled to receive a lump sum payment in an amount equal to twelve payments of his monthly Base Salary.

The Company is not aware of any relationships or related transactions between Mr. Schiefelbein and the Company and its respective affiliates required to be disclosed pursuant to the Securities and Exchange Act of 1934, as amended.

The above description of the Employment Agreement is a summary and does not purport to be complete, and is qualified in its entirety by the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference into this item.

The press release announcing both the appointment of Mr. Schiefelbein and the retirement of Mr. Lancaster is attached hereto as Exhibit 99.1 and is incorporated herein by reference into this item.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION
10.1	Employment Agreement, between Ivanhoe Energy Inc. and Mr. Gerald D. Schiefelbein.
99.1	Press release of Ivanhoe Energy Inc. dated November 13, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2009

IVANHOE ENERGY INC.
By:	/s/ Beverly A. Bartlett
Name: Beverly A. Bartlett Title: Vice President & Corporate Secretary

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
10.1	Employment Agreement, between Ivanhoe Energy Inc. and

Mr. Gerald D. Schiefelbein.

99.1	Press release of Ivanhoe Energy Inc. dated November 13, 2009.